UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 8, 2013 (March 7, 2013)

Date of Report (date of earliest event reported)

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Item  1.01. Entry into a Material Definitive Agreement.

On March 7, 2013, CHS/Community Health Systems, Inc. (“CHS”), a wholly-owned subsidiary of Community Health Systems, Inc., and certain of CHS’ subsidiaries (the “Originators”) amended their existing accounts receivable securitization program (the “Receivables Facility”) with a group of conduit lenders and liquidity banks (the “Lenders”), Credit Agricole Corporate and Investment Bank, as a managing agent and as the administrative agent (the “Administrative Agent”), The Bank of Nova Scotia, as a managing agent, and a new managing agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd.

In connection with the amendment of the Receivables Facility, CHS and certain of CHS’ subsidiaries entered into a Second Omnibus Amendment of the Receivables Facility in which the Receivables Sale Agreement, Receivables Purchase and Contribution Agreement and Receivables Loan Agreement were amended to increase the size of the facility from $300 million to $500 million, extend the facility scheduled termination date and add The Bank of Tokyo-Mitsubishi UFJ, Ltd. as a managing agent. Additional CHS subsidiaries also agreed to sell certain of their health care accounts receivable.

Pursuant to the Receivables Sale Agreement, dated as of March 21, 2012 (as amended as of July 30, 2012 and March 7, 2013, the “Sale Agreement”), among the Originators, Community Health Systems Professional Services Corporation, as the collection agent (the “Collection Agent”), and CHS, the Originators agreed to sell all existing and future health care accounts receivable, other than self-pay, originated by the Originators during the term of the Receivables Facility (collectively, the “Receivables”) and other related assets to CHS in exchange for cash and subordinated notes. The Originators and CHS intend for the transactions contemplated by the Sale Agreement to be true sales to CHS by the respective Originators.

Pursuant to the Receivables Purchase and Contribution Agreement, dated as of March 21, 2012 (as amended as of July 30, 2012 and March 7, 2013, the “Purchase Agreement”), among CHS, the Collection Agent and CHS Receivables Funding, LLC, a bankruptcy-remote, special purpose limited liability company and a wholly-owned subsidiary of CHS (“CHS Receivables”), CHS agreed to sell or contribute Receivables and other related assets to CHS Receivables in exchange for cash and/or equity. CHS and CHS Receivables intend for the transactions contemplated by the Purchase Agreement to be true sales or absolute contributions to CHS Receivables by CHS.

Pursuant to the Receivables Loan Agreement, dated as of March 21, 2012 (as amended as of July 30, 2012 and March 7, 2013, the “Loan Agreement”), among CHS Receivables, the Administrative Agent, the Lenders party thereto, the financial institutions party thereto as managing agents for the conduit lenders, and the Collection Agent, CHS Receivables agreed to grant security interests in its Receivables and other related assets to the Administrative Agent in exchange for borrowings from the Lenders of up to $500 million outstanding from time to time based on the availability of eligible Receivables and other customary factors. Borrowings will be funded by either (i) the issuance of asset backed commercial paper by the conduit lenders or (ii) drawing under the committed liquidity facility provided by the liquidity banks. The lenders under the Loan Agreement are entitled to receive interest for each day that their loans are outstanding. In addition, CHS Receivables will pay upfront fees to the managing agents and the Administrative Agent for their services and ongoing usage fees to the committed lenders and conduits lenders for their participation in the facility. Unless earlier terminated or subsequently extended pursuant to the terms of the Loan Agreement, the Receivables Facility will expire on March 21, 2015. The Loan Agreement contains customary termination events that could cause an early termination date, including, among other things, the failure to make timely payments or deposits under the Loan Agreement, breach of covenants, the failure to make timely payments under other indebtedness, certain changes of control and the failure to meet certain leverage ratios and Receivables ratios.

CHS has agreed to guarantee the performance of the Collection Agent under the Sale Agreement, the Purchase Agreement and the Loan Agreement. CHS has not agreed to guarantee the collection of any of the Receivables and CHS is not responsible for any guaranteed obligations to the extent that the failure to perform such guaranteed obligations by the Collection Agent results from any Receivable being uncollectible on account of the insolvency or bankruptcy of the related obligor under such Receivable.

The foregoing summary of the Sale Agreement, the Purchase Agreement and the Loan Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Omnibus Amendment, which is filed as Exhibit 10.1 hereto and incorporated into this report by reference.

Item  2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this report are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Second Omnibus Amendment, dated March 7, 2013, among CHS/Community Health Systems, Inc., the originators party thereto, the lenders party thereto, the managing agents party thereto, Credit Agricole Corporate and Investment Bank, as Administrative Agent, and Community Health Systems Professional Services Corporation, as Collection Agent.

99.1	Press Release issued by Community Health Systems, Inc., dated March 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 8, 2013	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

	By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer and Director (principal financial officer)